Exhibits 8.1 23.1

June 29, 2006

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. 55 Water Street New York, New York 10041-0003		Goldman, Sachs & Co. 85 Broad Street New York, NY 10004
Moody’s Investors Service, Inc. 99 Church Street New York, New York 10005		IndyMac Bank, F.S.B. 155 North Lake Avenue Pasadena, California 91101
Deutsche Bank National Trust Company 1761 East St. Andrew Place Santa Ana, California 92705-4934
Re:	IndyMac MBS, Inc.
IndyMac INDB Mortgage Loan Trust 2006-1
Asset-Backed Certificates, Series INDB 2006-1

Ladies and Gentlemen:

We have acted as special counsel for IndyMac MBS, Inc, a Delaware corporation (the “Depositor”), in connection with the issuance of the Asset-Backed Certificates of the above-referenced Series (the “Certificates”). The Certificates will represent the entire beneficial ownership interest in IndyMac INDB Mortgage Loan Trust 2006-1 (the “Trust”). The Trust is being formed and the Certificates are being issued pursuant to a Pooling and Servicing Agreement dated as of June 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, IndyMac Bank, F.S.B., a federal savings bank (“IndyMac Bank”), as seller and servicer, and Deutsche Bank National Trust Company, as trustee and supplemental interest trust trustee.

Capitalized terms not otherwise defined in this opinion letter are used as defined in the Pooling and Servicing Agreement.

In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

(i)

Signed copy of the Registration Statement on Form S-3 (File No. 333-132042) filed by the Depositor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on February 24, 2006, together with each amendment thereto (the “Registration Statement”);

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June 29, 2006 Page 2

(ii)

The Prospectus dated June 14, 2006 (the “Basic Prospectus”), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated June 22, 2006 (the “Prospectus Supplement”), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Basic Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”);

(iii)	Signed copy of the Pooling and Servicing Agreement;
(iv)	The underwriting agreement dated June 22, 2006 between the Depositor and Goldman, Sachs & Co. (the “Underwriting Agreement”); and
(v)

Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Basic Prospectus, the Prospectus Supplement, the Pooling and Servicing Agreement and the Underwriting Agreement, the “Documents”).

In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumptions that: all parties to the Pooling and Servicing Agreement will comply with the terms thereof, including all tax reporting requirements contained therein; all representations made in the Pooling and Servicing Agreement by any party thereto and all statements regarding the Mortgage Loans contained in the Prospectus Supplement are true; and the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon the foregoing, we are of the opinion that: (i) each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit (“REMIC”) within the meaning of Section 860D of the Code, (ii) the Certificates, other than the Residual Certificates and the Class C and the Class P Certificates, will be treated as evidencing regular interests in the REMIC III, (iii) the Class C Certificates will be treated as evidencing regular interests in REMIC IV, (iv) the Class P Certificates will be treated as evidencing regular interests in REMIC V, and (v) the Residual Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement. The rights of the Class A-1, Class A-2, Class A-3A, Class A-3B, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2, Class B-3, Class B-4, and Class C Certificates to receive payments from the Excess Reserve Fund Account or the Supplemental Interest Trust will represent, for federal income tax purposes, separate contractual rights coupled with REMIC regular interests within the meaning of Treasury Regulations Section 1.860G-2(i).

June 29, 2006 Page 3

These opinions are based on the current provisions of the Code and Treasury Regulations issued or proposed thereunder, Revenue Rulings and other published and releases of the Internal Revenue Service and existing case law, any of which can change at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transaction on IndyMac Bank, any member of its federal consolidated group or any wholly owned affiliates.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated the date hereof.

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was written to promote, market or recommend the transaction or matter addressed in the communication.

Very truly yours,

/s/ Heller Ehrman LLP